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                                                                       EX-99.(j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated September 11, 2003, relating to the financial statements of Schroder North American Equity Fund, a series of Schroder Global Series Trust, as of and for the period ended September 11, 2003 to the Board of Trustees and Shareholders of Schroder North American Equity Fund, a series of Schroder Global Series Trust, which is also included in the Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
September 11, 2003